1. Name and Address of Reporting Person
   Shockley, William M.
   Two Pitcairn Place, Suite 200
   165 Township Line Road
   Jenkintown, PA 19046-
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   02/12/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   VP, CFO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               16951          D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Non         $19.675  02/12/2         A      V  15998       02/12/2004 02/12/2013 Common  15998    $0.0000    15998   D
Qualified            003                       <F1>                              Stock
Stock
Options
Non         $27                                                       01/31/2006 Common                      2110    D
Qualified                                                                        Stock
Stock
Options
Non         $32.9375                                                  02/09/2010 Common                      4800    D
Qualified                                                                        Stock
Stock
Options
Non         $33.9063                                                  02/09/2007 Common                      4000    D
Qualified                                                                        Stock
Stock
Options
Non         $34.435                                                   02/12/2012 Common                      12095   D
Qualified                                                                        Stock
Stock
Options
Non         $36.125                                                   10/11/2009 Common                      10185   D
Qualified                                                                        Stock
Stock
Options
Non         $41.0938                                                  02/01/2008 Common                      4000    D
Qualified                                                                        Stock
Stock
Options
Non         $42.4063                                                  04/26/2009 Common                      600     D
Qualified                                                                        Stock
Stock
Options
Non         $43                                                       02/08/2009 Common                      600     D
Qualified                                                                        Stock
Stock
Options
Non         $51.1                                                     02/14/2011 Common                      6861    D
Qualified                                                                        Stock
Stock
Options
Incentive   $19.675  02/12/2         A      V  4002        02/12/2004 02/12/2013 Common  4002     $0.0000    4002    D
Stock                003                       <F1>                              Stock
Options
Incentive   $19.75                                                    07/24/2005 Common                      5000    D
Stock                                                                            Stock
Options
Incentive   $27                                                       01/31/2006 Common                      3890    D
Stock                                                                            Stock
Options
Incentive   $32.9375                                                  02/09/2010 Common                      1200    D
Stock                                                                            Stock
Options
Incentive   $34.435                                                   02/12/2012 Common                      2905    D
Stock                                                                            Stock
Options
Incentive   $36.125                                                   10/11/2009 Common                      4815    D
Stock                                                                            Stock
Options
Incentive   $42.4063                                                  04/26/2009 Common                      2400    D
Stock                                                                            Stock
Options
Incentive   $43                                                       02/08/2009 Common                      2400    D
Stock                                                                            Stock
Options
Incentive   $51.1                                                     02/14/2011 Common                      3139    D
Stock                                                                            Stock
Options

Explanation of Responses:

<F1>
These options were granted as an incentive to the recipient and the number granted was calculated using the fair market value of the Company's common stock on the grant date. 20% of the options granted become exercisable one year after the grant date,and the remainder become exercisable in annual 20% increments thereafter.

SIGNATURE OF REPORTING PERSON
/s/ William M. Shockley

DATE
04/23/2003